Exhibit 10.2

November 1, 2004

Mr. Mikel Williams

9630 Eagle Ridge Drive

Bethesda, MD 20817

Dear Mikel,

On behalf of DDi Corp. (“DDi” or the “Company”), subject to the provisions set forth below, I am pleased to offer you the position of Chief Financial Officer (“CFO”) of DDi. This terms of this offer are subject to approval of both the DDi Board of Directors (the “Board”) and the Compensation Committee of the Board, which bodies are meeting on November 3 – 4, 2004 to consider approval of this offer. Pending approval by the Board and the Committee, you will be employed as Senior Financial Advisor to the CEO commencing on November 1, 2004 and will receive a base salary at the rate specified below (under “Salary”), but no other form of compensation. It is anticipated that appointment to the position of CFO will be effective at close of market on November 15, 2004. As CFO, you will report to the Chief Executive Officer. Compensation for the position of CFO is as follows:

Salary:	earned daily and paid weekly (totaling $6,250.00 per week), which annualized equals $325,000, subject to standard payroll deductions.

Performance Bonus:	beginning for the year 2005, and for each year thereafter, you will participate in a senior management bonus program under which you may be eligible to earn up to one-half of your base salary upon the achievement of certain performance objectives, which have yet to be defined; provided, however, that for 2005, one half of that bonus will be paid to you not later than June 30, 2005, notwithstanding the achievement of those performance objectives. The annual bonus will be earned daily and paid out according to the terms of the bonus program that are to be determined. In the event that the year’s employment is for less than the full annual bonus term, then the prorated bonus for that period shall be paid as timely as possible after the termination of employment.

Relocation Expenses:	the Company will reimburse out-of-pocket expenses incurred by you in connection with your relocation from Bethesda, Maryland to Orange County, California in an amount not to exceed, in the aggregate, $50,000 upon presentation of reasonable documentation evidencing such expenses. In addition, the Company will pay closing and other transaction costs relating to the sale of your current residence in Maryland in an amount

	equal to $35,000. Further, during the period in which you are commuting between Maryland and California, the Company will bear the cost of i) a furnished apartment in the Anaheim, California, ii) air and ground transportation costs for your travel between Maryland and California, iii) two round-trip airfares for your spouse to make househunting trips to California; and iv) airfare to enable your family to move to California. The timing of the relocation is to be at your sole discretion.

Severance Plan	You will be a participant in the DDi Corp. Key Employee Severance Plan (“KERP Plan”) under which, subject to the terms of that plan, you will be entitled to receive payment of the sum of 12 months’ base salary plus $225,000 in the event of termination of your employment without Cause or resignation for Good Reason during the period commencing on the date of your appointment to the position of CFO and ending December 19, 2006, unless the current plan expires and/or is succeeded by a plan of equal or greater benefits

	Options On your start date, you will be awarded options in the Company’s common stock pursuant to the terms of the 2003 Management Equity Incentive Plan (“MEIP”) as follows:

	Type	Number of options	Strike Price

	Tranche B options	250,000	Fair Market Value (as defined in the MEIP) at date of grant.

As a member of the DDi senior management team, you are eligible to participate in the comprehensive benefit plans offered by the Company for employees at a similar level. These benefits currently include health, dental, and life insurance that are paid for by the Company. You may also participate in the Company’s 401K plan and will receive a car allowance in the amount of $500 per month. You will be reimbursed for expenses properly incurred and for the benefit of DDI in accordance with the normal practices of DDi’s employee expense reimbursement policies.

As an employee of DDi you will be expected to abide by the Company rules and regulations. If you have not already done so, you will be required to sign and comply with the Employee Confidentiality and Invention Agreement, which requires, among other things, assignment of patent rights to any invention made during your employment with DDi and nondisclosure of proprietary information. In order to ensure that the rights of your former employers are not violated, you agree that you will not bring with you to DDi or use at DDi any of your former employers’ trade secrets or proprietary information or property (including, databases and customer lists). Further, you agree that you will not be violating any non-competition agreement or other contractual restriction on your employment from a prior employer. Also, you agree that during the period of your employment with DDi, you will not, without the express written consent of DDi, engage in any employment or business activity other than for DDi. In addition, as a condition to your employment with the Company, you will be required to provide us with proof of your right to work in the United States within three days after reporting for work.

Dynamic Details Incorporated, 1220 Simon Circle, Anaheim, California 92806

714/688-7200 Direct, 714/688-7640 Facsimile

As is customary with DDi employees, you will not have an employment agreement with DDi. Rather, either you or DDi may terminate your employment at any time and for any reason whatsoever with or without notice. We do request that in the event of a resignation, you give the Company at least two weeks’ notice. Your employment will be “at will”. This letter constitutes the entire agreement between DDi and you with respect to the terms of your offer of employment, supersedes all prior written and oral communication with you on the subject, and can only be modified by written agreement signed and delivered by the Chief Executive Officer of DDi or his delegate.

If these terms meet with your approval, please place your signature, the date and your start date below and return an executed original to me at your earliest convenience.

Sincerely,

/S/ BRUCE MCMASTER
Bruce McMaster
Chief Executive Officer
DDi Corp.

Acknowledgement

I hereby agree to the terms of my employment with DDi as set forth above; understand that the foregoing is subject, among other things, to Board and Compensation Committee approval; acknowledge that my employment with DDi is “at will”; and understand that these terms cannot be altered other than by an express writing signed by the Chief Executive Officer of DDi:

/S/ MIKEL WILLIAMS	11/17/2004
Mikel Williams	Date

Dynamic Details Incorporated, 1220 Simon Circle, Anaheim, California 92806

714/688-7200 Direct, 714/688-7640 Facsimile

3